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                                                                Exhibit 99.p(ii)

                     Hartford Investment Management Company
     Hartford Investment Services, Inc. (each an "Adviser" and together the
                                   "Advisers")

                                 Code of Ethics
                         Effective as of October 1, 2004

SECTION 1 - INTRODUCTION

In accordance with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940, the Hartford-sponsored mutual funds and each Hartford affiliated registered investment adviser to those funds must adopt and administer a code of ethics (the "Code"). The adoption and administration of the Code is predicated upon the following principles: (1) at all times place the interests of investment company shareholders and advisory account clients ahead of the interests of the Advisers and the Advisers' personnel; (2) all personal securities transactions should be conducted consistent with applicable law and regulation and the general principles set forth in the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) personnel should not take inappropriate advantage of their positions.

Requirements set forth under this Code are in addition to the obligations employees of the Advisers have to comply with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc. The Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc. is specifically incorporated herein by this reference.

SECTION 2 - DEFINITIONS

(a) "Access Person" means (i) any Supervised Person of an Adviser (1) who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any registered investment company where an Adviser or its control affiliate acts as adviser or principal underwriter of such fund or (2) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; and (ii) any director, officer, general partner or Advisory Person of an Adviser, including persons defined below as Investment Personnel and Portfolio Managers.

(b) "Account" means any registered investment company or advisory account for which an Adviser is the investment adviser or sub-adviser.

(c) "Advisory Person" means (i) any employee of an Adviser (or of any company in a control relationship to the Adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by any Account, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to any registered investment company Account or the Adviser to such registered investment company Account who obtains information concerning recommendations made to such registered investment company Account with regard to the purchase or sale of a Covered Security by such registered investment company Account.

(d) "Covered Fixed Income Security" means a Covered Security commonly known as a fixed income security and providing for specific periodic payments and the eventual return of principal at maturity.

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(e)  "Covered Municipal Security" means a Covered Fixed Income Security that is issued by a state, territory or possession of the United States, or by any municipality, political subdivision (including cities, counties, school districts and special districts for fire prevention, water, sewer, irrigation and other purposes) or public agency or instrumentality (such as an authority or commission) of one or more of the foregoing.

(f) "Covered Security" means any interest or instrument commonly known as a security, except that it shall not include direct obligations of the United States, bankers' acceptances, certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), securities issued by The Hartford Financial Services Group, Inc., shares of open-end mutual funds (unless an Adviser or its control affiliate acts as adviser or principal underwriter of such fund), variable annuities (unless issued by a control affiliate of an Adviser), and variable life insurance products (unless issued by a control affiliate of an Adviser).

(g) "Investment Personnel" means Portfolio Managers, analysts and traders of the Advisers who, in connection with their regular functions or duties, take part in the process of making decisions about Account investments.

(h) "Portfolio Managers" means personnel of the Advisers who make decisions about Account investments.

(i) "Pre-Clearance Effectiveness Period" means the day on which approval pursuant to Section 5(e) of this policy is communicated to the Access Person and the immediately following business day.

(j) "Private Sector Personnel" means Access Persons who meet the definition of "Private Sector Personnel" in the Advisers' policy on the Receipt and Use of Material Non-Public Inside Information of The Hartford Financial Services Group, Inc.

(k) "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

(l) "Supervised Person" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an Adviser, or other person who provides investment advice on behalf of an Adviser and is subject to the supervision and control of such Adviser.

(m) "Unaffiliated Covered Security" means all Covered Securities except that it shall not include (i) shares of open-end mutual funds where an Adviser or its control affiliate acts as adviser or principal underwriter of such fund, (ii) variable annuities issued by a control affiliate of an Adviser, and (iii) variable life insurance products issued by a control affiliate of an Adviser.

SECTION 3 - GENERAL PRINCIPLES

(a)  SHAREHOLDER AND CLIENT INTERESTS COME FIRST - Every employee owes a fiduciary duty to the shareholders of Accounts and to the Managed Account Clients (defined as clients other than registered investment companies including unregistered investment companies, institutional clients and individuals). This means that in every decision relating to investments, every employee must recognize the needs and interests of the Account shareholders and the Managed Account Clients, and be certain that at all times the interests of the Account

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                         shareholders and other Managed Account Clients are
                         placed ahead of any personal interest.

(b)  AVOID ACTUAL POTENTIAL CONFLICTS OF INTEREST - The restrictions and requirements of the Code are designed to prevent behavior, which actually or potentially conflicts, or raises the appearance of actual or potential conflict, with the interest of the Account shareholders or the Managed Account Clients. It is of the utmost importance that the personal securities transactions of Access Persons be conducted in a manner consistent with both the letter and spirit of the Code, including these principles, to ensure the avoidance of any such conflict of interest, or abuse of an individual's position of trust and responsibility.

SECTION 4 - PROHIBITION ON CERTAIN PURCHASES AND SALES OF SECURITIES AND RELATED REQUIREMENTS

(a) TRADING RESTRICTION ON ACCESS PERSONS - An Access Person shall not purchase or sell, directly or indirectly, any Covered Security of an issuer in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale is being considered for purchase or sale by any Account or is the subject of a pending order or trade by any Account. Additionally, if pre-clearance is required in accordance with Section 6(e), an Access Person may not purchase or sell, directly or indirectly, any Covered Security unless pre-clearance approval to make the purchase or sale has been granted in accordance with Section 6(e). If pre-clearance is required in accordance with
Section 6(e), an Access Person may place an order for purchase or sale only during the Pre-Clearance Effectiveness Period, which order may not be revoked or withdrawn by such Access Person outside of the Pre-Clearance Effectiveness Period.

(b) BAN ON TRADING IN COVERED FIXED INCOME SECURITIES BY ACCESS PERSONS - An Access Person shall not purchase or sell, directly or indirectly for his or her account, a Covered Fixed Income Security. Any profits realized on such trades, as determined by the compliance officer, will be disgorged. However, this restriction shall not apply to the purchase of Covered Municipal Securities if all of the following conditions are met:

     (1) If the Access Person proposing to purchase such Covered Municipal Security is a member of the Adviser's Municipal Bond Sector, the Covered Municipal Securities are proposed to be purchased in an offering by the issuer during the retail subscription period (when the Advisers would not be permitted to purchase such securities).

     (2) The principal amount of Covered Municipal Securities proposed to be purchased by any personal investment account over which the Access Person has direct influence or control does not exceed $50,000 in the aggregate. (An Access Person is presumed to have direct influence or control over the account of a spouse, minor child or other dependent relatives.)

     (3) The Access Person agrees that the Covered Municipal Securities will be held until maturity, unless authorization for an earlier sale is otherwise granted as contemplated by this policy.

     (4) Such purchase may not be within the seven calendar day period before or after an Account buys or sells that Covered Municipal Security. Any profits realized on such trades will be disgorged as determined by the compliance officer.

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Additionally, this restriction shall not apply to the sale of Covered Municipal
Securities (i) held for the account of an Access Person on July 1, 2004 (the effective date of this restriction) or (ii) in the case of an Access Person experiencing a hardship as described in US Treasury Regulations Section 1.401(k)-1(d)(2)(iv), as amended from time to time (generally including expenses for medical care, costs directly related to the acquisition of a principal residence, payment of education related expenses and payments necessary to prevent eviction or foreclosure of a principal residence). The existence of a hardship shall be determined by the compliance officer of the Advisers. For the purposes of this Code, the maturity of a Covered Municipal Security shall be deemed not to be a sale of that security.

(c) IPOs - Access Persons may not acquire any equity security in an initial public offering.

(d) PRIVATE PLACEMENTS - Access Persons may not acquire any security in a private placement pursuant to Section 4(2), Section 4(6) or Regulation D under the Securities Act of 1933 without express prior approval by the compliance officer of the Advisers. If, after the purchase, the purchasing party may play a part in the Account's subsequent consideration of an investment in the issuer, the Investment Personnel must make a disclosure to the compliance officer of the Advisers of this conflicting interest. If a decision is made to purchase such a security for the Account, an independent review of the investment decision will be made by Investment Personnel with no personal interest in the issuer.

(e) SHORT-TERM TRADES - Investment Personnel may not profit from the purchase and sale, or sale and purchase of a Covered Security for his or her account within 60 calendar days without a written exemption from the compliance officer. Any profits realized in such short-term trades will be disgorged as determined by the compliance officer. Equity securities of issuers with a market capitalization of at least $5 billion are not subject to this restriction.

(f) PROHIBITION ON MARKET TIMING AND LATE TRADING IN HARTFORD ADVISED OR UNDERWRITTEN FUNDS - Access Persons may not engage, directly or indirectly, in any transaction in shares of any mutual fund where an Adviser or a control affiliate acts as adviser or principal underwriter of such fund which is (i) in violation of Rule 22c-1 under the Investment Company Act of 1940 or (ii) in violation of or more frequent than is permitted by the prospectus for such fund (or by the prospectus for a variable product investing in such fund) or by The Hartford Investment and Savings Plan.

(g) GIFTS - Access Persons may not accept gifts beyond those courtesies deemed to be customary, reasonable and proper under the particular business circumstances from any person or entity that does business with or on behalf of any Account. Acceptance of all gifts must be in accordance with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc.

(h) SERVICE ON BOARDS OF DIRECTORS - Access Persons may not serve on the boards of directors of a company unless such service is approved in accordance with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc. Additionally, Access Persons must provide notice of any approved service on a board of directors to the compliance officer of the Advisers.

SECTION 5 - EXEMPTED TRANSACTIONS

The trading restrictions of Section 4 of this Code shall not apply to:

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(a)  Purchases or sales effected in any personal investment account over which the Access Person has no direct influence or control. (An Access Person is presumed to have direct influence or control over the account of a spouse, minor child or other dependent relatives.);

(b) Purchases or sales which are non-volitional on the part of either the Access Person or an Account;

(c)  Purchases which are part of any automatic investment plan;

(d) Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

(e) Purchases and sales of exchange traded securities designed to replicate specific indices, or sub-components of an index, such as SPDRS, Diamonds, Midcap SPDRS and WEBS.

SECTION 6 - COMPLIANCE PROCEDURES

(a) INITIAL AND ANNUAL HOLDINGS REPORT - Within ten days of becoming an Access Person and not later than February 14th of each year thereafter, each Access Person must submit a report to the compliance officer with the information listed below.

     (1) The title, number of shares, the exchange ticker symbol or cusip number and principal amount of all Covered Securities owned by the Access Person.

     (2) The name of any broker, dealer or bank with whom the Access Person maintains a securities account.

     (3) The date the report is submitted.

     The report should contain information that is no more than 45 days old. With respect to Covered Securities held in The Hartford Investment and Savings Plan, in lieu of the report described above, Access Persons may confirm in writing a composite record retained by the Advisers of the information required in the report. When reporting with respect to variable products which invest in Covered Securities, the report should include the above information with respect to the underlying Covered Securities.

(b) QUARTERLY REPORTING - Every Access Person shall, within 30 days of the end of each calendar quarter, report to the compliance officer, with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Covered Security, the information listed below.

     (1) The date of the transaction, the title, the exchange ticker symbol or cusip number and the number of shares, and the principal amount of each Covered Security involved.

     (2) The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition).

     (3) The price at which the transaction was effected.

     (4) The name of the broker, dealer or bank with or through whom the transaction was effected.

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     (5) If the Access Person has established a brokerage account during the quarterly period, the name of the broker, dealer or bank and the date the account was established.

     (6)  The date the report is submitted.

(c) REVIEW OF REPORTS - The compliance officer or a designee shall be responsible for reviewing all reports referenced above.

(d) CONFIRMATIONS - Access Persons must direct their brokers to send duplicate copies of confirmations for all Covered Security transactions to the compliance officer, except with respect to transactions in Internal Revenue Code Section 529 Plans administered by an Affiliate of the Advisers. Access Persons need not make the reports required by Section 6(b) with respect to (1) transactions where the reports required by Section 6(b) would duplicate information contained in confirmations provided pursuant to this Section 6(d) so long as such confirmations are received by the compliance officer in the time period required by Section 6(b) and (2) investments in The Hartford Investment and Savings Plan, so long as all of the information required thereby has otherwise been provided to the compliance officer in the time period required by Section 6(b).

(e) PRE-CLEARANCE - In addition to the pre-clearance requirements discussed in Sections 4(d) and 4(h), Access Persons must pre-clear the purchase or sale of all Covered Municipal Securities with the compliance officer of the Advisers. The compliance officer will consider, but not be limited to considering, whether the requirements of the Covered Municipal Security exceptions set forth in clauses (1) through (4) of Section 4(b) hereof are met. Moreover, all Private Sector Personnel must pre-clear the purchase or sale of all Unaffiliated Covered Securities with the compliance officer of the Advisers. The compliance officer will consider, but not be limited to considering the following: is the Access Person aware that an Unaffiliated Covered Security of the issuer is being considered for purchase or sale by any Account; does the Access Person have any material non-public information concerning the issuer of the Unaffiliated Covered Security; are any orders or trades of an Account pending for the Unaffiliated Covered Security of the issuer. The compliance officer may contact credit analysts or Portfolio Managers to affirm an Unaffiliated Covered Security of an issuer is not under consideration.

(f) TRAINING - All new Access Persons shall be trained, as appropriate, regarding the requirements of this Code. In addition, Access Persons will receive periodic updates, as appropriate, regarding compliance with this Code. Training typically takes place through organized seminars, though computer-based training may also be used. Other training methods may be used if found suitable by the compliance officer of the Advisers.

(g) ANNUAL CERTIFICATION - The Advisers shall provide all Supervised Persons with a copy of this Code and any amendments. All Supervised Persons of the Advisers must certify annually in writing that they have read and understand the Code and have complied with its requirements.

(h) REPORT TO BOARD - On an annual basis, management of each Adviser must submit to the Board of Directors of each mutual fund where it acts as adviser of such fund a written report which:

     (1) Describes any issues arising under the Code or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations relating to funds managed by such Adviser; and

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     (2) Certifies that such Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

(i) DETERMINATION OF ACCESS PERSONS - The compliance officer of the Advisers shall determine, from time to time, the identity of the persons meeting the definition of "Access Persons" and, to the extent necessary for the administration of this policy, each subcategory thereof, including, "Advisory Persons," "Investment Personnel," "Portfolio Managers," and "Private Sector Personnel." The determination of the compliance officer of the Advisers shall be final.

(j) EXEMPTIONS - The reporting requirements of Sections 6(a), (b) and (d) of this Code shall not apply to transactions described in Sections 5(a) or 5(c) of this Code. The pre-clearance requirements of Section 6(e) of this Code shall not apply to transactions described in Section 5 of this Code.

SECTION 7 - VIOLATIONS AND SANCTIONS

(a) Upon discovering a violation of this Code, a Supervised Person of the Advisers shall report such violation to the compliance officer of the Advisers.

(b) Upon discovering a violation of this Code, the Advisers may impose such sanctions as they deem appropriate, including, among other things, a letter of sanction, suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the President of the Advisers and the Director of Compliance of The Hartford Financial Services Group, Inc.

SECTION 8 - EXEMPTIVE PROCEDURE

The compliance officer of the Advisers, the Director of Investment Law of The Hartford Financial Services Group, Inc. and the Director of Compliance of The Hartford Financial Services Group, Inc. may jointly grant exemptions from the requirements in this Code in appropriate circumstances. In addition, violations of the provisions regarding personal trading will presumptively be subject to being reversed in the case of a violative purchase, and to disgorgement of any profit realized from the position by payment of the profit to any client disadvantaged by the transaction, or to a charitable organization, as determined by the appropriate Adviser, unless the violator establishes to the satisfaction of the Adviser that under the particular circumstances disgorgement would be an unreasonable remedy for the violation.

SECTION 9 - ANNUAL REVIEW OF CODE

This Code shall be reviewed at least annually by the Advisers and, at such time(s), shall be revised to reflect any changes in law or other changes to this Code deemed appropriate.

Revised effective: October 1, 2004
                                                   /s/ David M. Znamierowski
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                                                     David M. Znamierowski
                                                     President
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                     HARTFORD INVESTMENT MANAGEMENT COMPANY
                       HARTFORD INVESTMENT SERVICES, INC.


                                 CODE OF ETHICS

                                  CERTIFICATION


The undersigned hereby certifies that the undersigned:

1) Has read and understands the Code of Ethics of Hartford Investment Management Company and Hartford Investment Services, Inc. (the "Code of Ethics");

2)   Recognizes that the undersigned is subject to the Code of Ethics; and

3) Has complied with the requirements of the Code of Ethics, including the disclosure or reporting of all personal securities transactions required by the Code of Ethics.


Dated:
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                                        Signature


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                                        Printed Name